CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 14th day of April, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York 10281 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is a joint owner of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and is acting as agent on behalf of the other joint owner of the Work ("***Consignor***"), and has the authority to sell the Work on behalf of itself and Consignor. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller on behalf of itself and Consignor has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is One Million Six Hundred Thousand Dollars ($1,600,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of One Hundred Sixty Thousand Dollars ($160,000) shall be paid within five (5) business days of the Effective Date (the "***First Installment***") and (ii) the balance of One Million Four Hundred Forty Thousand Dollars ($1,440,000) (the "***Final Installment***") shall be paid no later than ninety (90) days from the Effective Date. The "***Closing Date***" shall mean the date upon which Agent pays the Purchase Price to Seller and Seller receives the Purchase Price in full and cleared funds. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice attached hereto as Exhibit A, which shall be verbally confirmed by [***] on behalf of Seller and Nathan Krasnick on behalf of Buyer prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes, VAT, and customs duties, tariffs, and fees due in connection with Buyer's purchase of the Work. Agent agrees that the First Installment is non-refundable, except as permitted in Section 10.1 and Section 10.2 below, and is meant to be liquidated damages and not a penalty given Seller's grant of ninety (90) day extended payment terms for the payment of the Final Installment.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Buyer is relying on each and all of the following representations and warranties, Seller, on behalf of itself and Consignor (as applicable), represents and warrants to Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Consignor (as applicable), to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. Seller, on behalf of itself and Consignor, represents that the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller and Consignor are the sole legal and beneficial owners of the Work and have good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Consignor has knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Consignor is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Consignor's knowledge concerning the attribution, authenticity, and description of the Work.

3.1.6. Seller, on its own behalf, represents that Seller has provided Agent with all information in Seller's knowledge concerning the condition of the Work and that the condition of the Work is, and shall be upon inspection of the Work by Buyer at the Delivery Location (as defined in Section 7.1 below), substantially as stated in the condition report attached hereto as Exhibit C (the "***Condition Report***").

3.1.7. During Seller's and Consignor's ownership of the Work, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanction, or international restrictions of the United States or any other country.

3.2. Seller, on behalf of itself and Consignor, does hereby agree to indemnify, defend and hold Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Buyer arising by reason of, or in connection with, the breach by Seller of any provision of this Purchase Agreement, or the falsity of any representation or warranty by Seller or Consignor contained in this Section 3.

3.3. Other than as specifically represented and warranted under this Purchase Agreement, Agent on behalf of Buyer is purchasing the Work "AS IS" without any representations and warranties, express or implied, including without limitation, representations or warranties as to value, condition, quality, rarity, importance, provenance, exhibitions, literature, or historical relevance.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer, but not to any subsequent owners or others who may acquire any interest in the Work. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer, following Seller's receipt of the Purchase Price in full and cleared funds. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.5. Agent and Buyer do hereby agree to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller as well as all reasonable attorney or other professional fees and other reasonable costs, fees, or expenses suffered or incurred by or asserted against Seller, arising by reason of, or in connection with, the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement.

4. Care of the Work.

4.1 The Work is currently located at Seller's New York premises and shall remain there until the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below). Seller shall not otherwise relocate the Work without written notice to Agent.

4.2 Seller agrees to ensure that an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy subject to standard exclusions for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery and Buyer's acceptance of the Work, following Buyer's inspection in accordance with Section 9, at the Delivery Location. Following Seller's receipt of the First Installment in full and cleared funds, Seller shall provide Buyer with a certificate of insurance for the Work naming Buyer as an additional insured and a "loss payee" in the amount of the First Installment. Following Seller's receipt of the Final Installment in full and cleared funds, Seller shall provide Buyer with a certificate of insurance for the Work naming Buyer as an additional insured and a "loss payee" in the amount of the Purchase Price. Notwithstanding anything to the contrary in this Purchase Agreement, in the event of any loss or damage to the Work, Agent agrees that Agent's and Buyer's sole remedy as between the parties to this Purchase Agreement, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined by Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller and Seller's principals, shareholders, officers, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

6. Title. On the Closing Date, subject only to Agent's or Buyer's payment, and Seller's receipt, of the full Purchase Price in accordance with this Purchase Agreement, Seller on behalf of itself and Consignor shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. Seller shall be responsible for remitting any and all applicable sale proceeds due to Consignor.

7. Delivery and Expenses.

7.1. Within five (5) business days of the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until risk of loss transfers to Buyer in accordance with Section 5. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its current location to the Delivery Location pursuant to this Purchase Agreement, provided that Agent will be notified of all shipping and packing costs prior to incurrence (an email shall suffice).

8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Consignor as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement.

9. Inspection. Buyer, or Agent on behalf of Buyer, inspected the Work at Seller's premises at [***] on March 30, 2022. Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work substantially matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work at Agent's expense to confirm the condition of the Work substantially matches the condition reflected in the Condition Report.

10. Termination With Cause.

10.1. Prior to the Closing Date, in the event of: (i) a breach of this Purchase Agreement by Seller; (ii) the actual or alleged breach of the representations and warranties in Section 3.1.2 (authenticity) or Section 3.1.3 (ownership and title); or (iii) the falsity or material inaccuracy of any of Seller's representations or warranties

contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), then Buyer shall have the right to terminate this Purchase Agreement and receive, within three (3) business days of Agent's or Buyer's written notice of termination to Seller, a refund of the First Installment. Notwithstanding anything to the contrary in this Purchase Agreement, if the Buyer's termination of this Purchase Agreement in accordance with this Section 10 is due to the condition of the Work not substantially matching the condition of the Work as described in the Condition Report attached hereto as Exhibit A, Buyer shall either have the right to terminate this Purchase Agreement and receive a refund of the First Installment or receive the insurance proceeds in accordance with Paragraph 5 above.

10.2. Following the Closing Date and after Buyer has taken title to the Work, in the event of an actual breach, falsity or material inaccuracy of any of Seller's representations or warranties contained in Section 3 of this Purchase Agreement, of which Buyer has provided Seller with written notice within the applicable statute of limitations period and which has not been cured by Seller within one (1) month of such written notice, Buyer shall have the right to terminate this Purchase Agreement and receive as its only remedy against Seller a full refund of the Purchase Price in accordance with Section 3.4 above. Following such refund of the Purchase Price, Buyer shall immediately return the Work to Seller, unencumbered by any Claims related to Buyer, unless prohibited by legal process.

11. Miscellaneous. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller, Agent, and Buyer may not assign this Purchase Agreement without the prior written consent of the parties to this Purchase Agreement. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

____
By: [***]
Its: President

AGENT:

MASTERWORKS GALLERY, LLC

____
By: Masha Golovina
Its: Head of Acquisitions

[Signature Page to Art Purchase Agreement]

EXHIBIT A

INVOICE

(Attached)

Bill To:
Masterworks Gallery, LLC
as agent for Masterworks Cayman,
acting on behalf of its Gallery
Segregated Portfolio
225 Liberty Street
29th Floor
New York City, NY 10281

Invoice #[***]
March 31, 2022

Ship To:
UOVO Delaware
101 Lake Drive
Newark, DE 19702

INVOICE

Albert Oehlen
Glatt (Smooth)
2006
oil on canvas
74.8 x 90.55 inches
190 x 230 cm
titled, signed, and dated *"Glatt" A. Oehlen 2006*
(on the reverse)
(Inv #8521)

$1,600,000.00



Subtotal:	$1,600,000.00
NY Sales Tax - None withheld DE delivery:	$0.00
Total:	**$1,600,000.00**

The terms of sale are governed by the Art Purchase Agreement dated April 14, 2022, by and between [***], and Masterworks Gallery, LLC, to which this invoice is attached as Exhibit A.

Thank you.

Please remit by wire transfer:
Citibank, N.A. BR #21
New York, NY 10021
ABA# [***]
Account# [***]
Swift Code [***]
For the account of [***]

EXHIBIT B

BILL OF SALE

Dated: ________________, 2022

Sold by:	[***]		(“*Seller*”)
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281		(“*Buyer*”)
Work sold:	Artist:	Albert Oehlen	(the “*Work*”)
	Title:	Glatt (Smooth)	
	Medium:	Oil on canvas	
	Size:	74 ⅘ x 90 ½ in. (190 x 230 cm.)	
	Year:	2006	
NY Sales Tax:	None Withheld; Delaware Delivery		
Purchase Price:	$1,600,000.00		

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Buyer's agent, Masterworks Gallery, LLC, dated April 14, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:
[***]

____
By: [***]
Its: President

EXHIBIT C

CONDITION REPORT

(Attached)